Yelp First Quarter Earnings Call Transcript

May 2, 2012

Operator

Good day, ladies and gentlemen, and welcome to the Yelp first-quarter 2012 earnings conference call. My name is Amecia, and I will be your operator for today.

At this time all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of the conference. I would now like to turn the call over to Mr. Todd Friedman.

Todd Friedman

Thanks, operator. Good afternoon, everyone, and thank you for joining us on Yelp's first-quarter 2012 conference call. Joining me on the call today is CEO Jeremy Stoppelman; CFO, Rob Krolik; and COO, Geoff Donaker, who will join us for Q&A.

Before I turn the call over to the company I'll read our Safe Harbor statement. We will make certain statements today that are forward-looking and involve a number of risks and uncertainties that could cause actual results to differ materially. Please note that these forward-looking statements reflect our opinions only as of the date of this call, and we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events.

Please refer to our SEC filings as well as our financial results press release for a more detailed description of the risk factors that may affect our results.

During our call today we will discuss adjusted EBITDA and other non-GAAP financial measures. In our press release issued this afternoon and our filings with the SEC, each of which is posted on our website, you'll find additional disclosures regarding non-GAAP financial measures, including reconciliations of these measures with comparable GAAP measures. With that I will turn the call over to Rob.

Rob Krolik - Yelp Inc. - CFO

Thanks, Todd, and welcome to today's conference call. As this is our first earnings call since we became a public company, we haven't had much of a chance to welcome our new shareholders. We are very pleased to have you join us on what we think will be an exciting ride in the coming years as we expand Yelp's presence around the world.

For today's call I will cover the financial pieces up front. Jeremy will give a brief overview of Yelp and some recent highlights, and then Geoff Donaker, our COO, will join for Q&A.

Let me start with the results from the first quarter of 2012. We are very happy with our performance in Q1. We achieved record results in all our key metrics, including revenue, which grew 66% year over year to $27.4 million. Adjusted EBITDA was a loss of approximately $1 million.

There are four key operating metrics that we provided in our IPO prospectus that we will continue to focus on going forward as they underpin our strategic and financial success.

They are, one, the number of reviews contributed to our site; two, the number of unique visitors; three, the number of claim local businesses; and four, the number of active local business accounts. Each of these grew significantly in the quarter. Reviews grew 59% year over year to $27.6 million as we added a record number of reviews in the quarter of almost 22.8 million. Our average monthly unique visitors grew 53% year over year to 71.4 million, adding 5.7 million more in the quarter.

Claimed local businesses hit 700,000, up 84% year over year, up a record 94,000 from the end of 2011. And active local business accounts grew 117% year over year to approximately 27,000. This was all very encouraging.

To provide some additional color let me walk down the P&L starting with the revenue mix. You'll recall from our S1 that we break revenue into three categories. One, local revenue, which includes enhanced profile pages and performance and impression-based advertising; two, brand revenue, which includes display advertising; and three, other revenue, which includes Yelp Deals and other commerce-related revenue.

For the first quarter local revenue was $21.5 million, up 91% year over year. Brand revenue was $4 million, up 11% year over year. Other revenue grew 13% year over year to $1.9 million, driven by increases in Yelp Deals that are featured on the Yelp site as opposed to those that are simply blasted out to our users via e-mail.

Revenue growth is also driven by our customer repeat rate, which was 70% this past quarter compared to 66% in the fourth quarter of 2011 and 72% in the first quarter of last year. A good way to look at the strength in our model is through the cohort analysis we included in our S1, which shows the number of markets we had entered in each of the last several years and the average local advertising revenue generated by each cohort in 2011, including the year-over-year increase.

The cohort was broken down by maturity. For Q1 2012 the six markets in the 2005/2006 cohort grew 71% in revenue, the '07/'08 cohort grew 102% in revenue, and the '09/2010 cohort grew 148% in revenue. This percentage increase in all three cohorts is an acceleration from 2011. We believe these metrics continue to show the opportunity in both new and existing markets for Yelp.

Gross margin was consistent 92% as compared to last year Q1. Sales and marketing were 69% of revenue compared to 68% last year. We have grown sales and marketing head count 49% over last year, reflecting our continued investment in opening new markets with our community manager program and adding new sales associates.

We invested approximately $2.4 million in the quarter in overseas markets compared with $900,000 in the same quarter last year. As a reminder, virtually no revenue came from overseas markets today. That said, our plans to launch a European sales force are on track for later this year. And long term we believe our international monetization will be similar to that in the US.

In the short term we think of spending on new markets as an investment until they generate revenue. If you take this international investment into account, sales and marketing on revenue-producing cities would fall to 60% of total revenue in the quarter.

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Product development was 15% of revenue, up from 14% in the first quarter last year. On a dollar basis we increased product development $1.8 million year over year as we invest in the future of the platform. G&A was 39% of revenue, up from 22% in the first quarter of last year. Note that we took a stock-based compensation charge of approximately $5.5 million related to the acceleration of two executive option grants upon completion of the IPO. As a result G&A would've been 19% of revenue in the quarter if you excluded this one-time item.

For modeling purposes, note that we expect to have a natural increase in G&A this year in absolute dollars as a result of additional public company costs.

Turning to the balance sheet, our successful IPO enabled us to end the quarter with a strong cash position of over $130 million. We used approximately $2.7 million in cash from operations.

Before discussing guidance I want to briefly touch on our long-term target financial model. We ultimately believe we can reach an adjusted EBITDA target of 30% to 35% with particular long-term leverage in sales and marketing and G&A. We will make progress towards this target, but believe there is a very large opportunity in front of us and we plan to continue investing in new markets, active customer additions and top-line growth. For example, we opened 11 Yelp markets in the first quarter, eight of which were international.

Let me close by turning to guidance for the second quarter and full year 2012. For the second quarter we expect revenues in the range of $29 million to $31 million. We expect adjusted EBITDA for the second quarter to range between a loss of $500,000 to $800,000.

For the full year we expect revenue to be within a range of $128 million to $132 million, and we expected adjusted EBITDA to be breakeven to slightly positive.

For modeling purposes our basic share count in the second quarter will be approximately 61 million shares, and for the full year our basic share count we would expect to be approximately 54 million shares. With that let me turn it over to Jeremy.

Jeremy Stoppelman - Yelp Inc. - CEO

Thanks, Rob. We feel really good about our first-quarter results as a public company and continue to take a long-term view, working to build this company into a successful global brand.

For those new to Yelp, let me tell you what our purpose is. We connect people to great local businesses. The concept of using local advertising to connect consumers and businesses is not new. In fact it's a $130 billion plus annual business in the US alone with only 15% of those dollars currently being spent online. A recent survey we cited on our company blog suggests that 85% of consumers now use the Internet to find local businesses. Clearly, there is a huge disconnect between where consumers are and where local advertising dollars are being spent, and we plan to grow into that opportunity in the years to come.

Yelp has a unique local playbook. Before launching in any country, we license business listing information from third-party data providers and create pages for each business location. We hire scouts on a short-term basis to update addresses, add photos and write the initial reviews in that market. When the time is right we hire a community manager, a local who knows the ins and outs of their city. She organizes meetups and supports the budding community of passionate Yelp reviewers.

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After a period of time an audience develops and we begin to sell advertising into that geography. We are now executing on this plan in more than 80 markets around the globe.

An example of how we deepen ties with our users and strengthen the bonds within our Yelp communities is a promotion that will soon run in approximately 30 markets called Yelp Passport. The goal is to rally local consumers around a specific neighborhood within a city, spotlighting the best businesses in that part of town. By focusing attention on one area of a city we create a critical mass of activity and interest. This often results in media coverage and shines a bright light on the value Yelp can bring to local businesses.

Community initiatives like Yelp Passport connect reviewers to Yelp in a way you won't find on other sites. The content is rich and relevant and we believe that consumers trust what they find on Yelp.

One of the core strengths of Yelp is our breadth of reviews. For example 23% of reviewed businesses are in the shopping category, 22% are in restaurants, and 10% are in home and local services. Through the end of the first quarter over 27 million reviews have been written to our platform. As more reviews are contributed we are better able to answer vexing local questions like where can Rob find the perfect Mother's Day gift for his wife, or who should Jeff call to humanely remove squirrels from his attic?

Our growth has not been limited to reviews. We've continued to expand geographically. Now active in over 80 markets we've added 11 new Yelp cities in the first quarter, including Perth, Antwerp, Brussels, Oklahoma City, and Hampton Beach, Virginia.

We are rapidly planting the seeds for future growth. Let me demonstrate how we grow geographically by taking you through our recent expansion into Australia.

In December of last year we launched Yelp in Melbourne and later Sydney. The launch was designed to raise awareness of Yelp's local presence, drive users to the site and encourage businesses to claim their locations. At the end of the first quarter we already had over 65,000 reviews in over 1500 claimed business accounts in Australia. While we are not generating revenue in Australia yet we are delighted with the strong reception we have received, which has grown faster than a typical market. As we explained on our IPO roadshow our playbook results first in a growth in the number of reviews, then traffic, and ultimately revenue. Building on existing markets and expanding into new ones is central to our growth. Though we do not rely on distribution deals to drive consumer adoption or financial metrics, we are excited about a few recent partnerships that speak to the increasing power and ubiquity of our brand. New in Q1 we added Mercedes Benz and Lexus in vehicle app integration, joining BMW. We are also very proud to be working with Apple.

The recent Siri upgrade -- update made tremendous strides in the user experience, and gives Yelp even more prominence. This past quarter we also rolled out enhanced reporting for business owners, providing them with a more detailed picture of user engagement with their businesses. Beyond the existing metrics of web-based visits to their Yelp listings and clicks from Yelp advertising, we added a number of mobile-centric metrics, including check-ins, phone calls, directions generated as well as deals sold.

Additionally, business owners can now see their metrics trended over a longer period of time.

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Mobile remains a top priority at Yelp, and we expect it to be a key driver of engagement and success in the coming year. On average our mobile app was used on 6.3 million mobile devices per month in the first quarter of 2012, up 80% year over year as more users made their spending decisions on the go. We also released new features that make it easier for users to contribute content to Yelp, from a mobile device. These appear to have had the desired effect as we have seen a significant increase across a number of mobile contribution categories, including photos, quick tips and business listing updates. Approximately 40% of Yelp searches are now conducted on a mobile device, becoming the majority on weekends, and these mobile users generated over 9 million calls to local businesses in the first quarter, providing a direct link between mobile engagement and business value.

Another area where we see lots of runway is transactions. We tested e-mail deals last year, but found that deals worked better for consumers when they were offered right on the site. Intuitively, it makes more sense to present a deal from a local mover to someone already searching who is about to transact.

At the end of Q1 more than 25,000 local businesses were offering a deal on Yelp. We believe these deals represent the very beginning of what transactions on Yelp can become. We are very excited about the road ahead. Our focus remains on ensuring the 71 million unique visitors coming to Yelp always find the great local businesses they were looking for. Let me now ask the operator to open up the call for questions.

QUESTION AND ANSWER

Operator

Your first question comes from Heath Terry, Goldman Sachs.

Heath Terry - Goldman Sachs - Analyst

Great, thank you very much. I was wondering if you could give us a sense of what kind of trends you're seeing within your mobile traffic, and what the roadmap is looking like for monetization of that traffic; I think you've started to monetize mobile web and kind of where the app and I guess maybe even potentially Siri falls along that path.

Jeremy Stoppelman - Yelp Inc. - CEO

Sure. We've seen really strong growth on mobile, and we are obviously very excited about that. From a monetization standpoint we think mobile is even better than what we have on the web. In fact we are already monetizing on mobile, so we have website traffic that's coming from smartphones, mobile devices, and they're going to a mobile optimized experience that looks exactly like the experience on the app. And there we are actually already running advertisements and the performance of those advertisements is actually better than what we get on the web. So we are very excited about the revenue opportunity. Our take was of course to grow first, build the audience and then monetize, and that's playing out now.

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Heath Terry - Goldman Sachs - Analyst

Great. And then you touched on it a bit when you mentioned the strength and adoption for deals. But can you give us an idea of what kind of uptake you are seeing for some of the other alternative ways of monetizing the inventory, things like click-to-call?

Jeremy Stoppelman - Yelp Inc. - CEO

I mean clearly we don't offer a click-to-call; we do have a pay for call that some advertisers take advantage of. And we do report from mobile devices on calls made to local businesses. And that's been a valuable stat for local business owners because of course it establishes that connection between users searching for their business and actually wanting to transact, you know, potentially coming in the door. We will continue to look at that and there may well be a click-to-call paid product at some point, but that's not something we've currently mapped out.

Heath Terry - Goldman Sachs - Analyst

Great. Thanks, Jeremy.

Operator

Mark Mahaney, Citigroup.

Mark Mahaney - Citigroup - Analyst

Thanks, two questions please. The 90-day question has to do with this what looks like a continued acceleration in your local advertising; I think that was 92% year over year. That's at least the fifth quarter of accelerating local advertising growth. So the near-term question is how sustainable do you think that is?

And then I guess the broader question I wanted to get at has to do with the sources of traffic to Yelp. You've used different sources; you have a lot of direct traffic; there is direct traffic that comes via Google. Any new thoughts, any thoughts you have on what the optimal balance of those sources of traffic are, and what is within your power to influence it to have more of that traffic come directly to Yelp? Thanks a lot.

Rob Krolik - Yelp Inc. - CFO

Hey, Mark, it's Rob. I'll take the first one. So yes, local revenue was up 91% year over year. And we feel really good about it. People are coming -- we had a number of active local businesses activate their accounts. We had just a number of claims businesses, a record in the first quarter of 94,000, up from 606,000 at the end of last year to 700,000 at the end of the first quarter. So we feel really good about where that is headed. It's, we feel a very sustainable revenue, given the nature of it, the fact that people are paying either for three-, six- or 12-month contracts and the majority of which is 12 month contracts. And they're finding value out of it because 70% of them are repeat advertisers over the last 12 months. So we are feeling pretty good about where that is now, and where it can take us in the future.

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Jeremy Stoppelman - Yelp Inc. - CEO

Sure. And the other part of the question about traffic and our diversification there, we do derive a lot of traffic from search engines, particularly Google; we've said in the past it's about 50%. We continue to see really nice growth there on the website, both including direct traffic, people typing in the URL, navigational traffic people increasingly using the Yelp qualifier. And so that's doing quite well for us. But then of course on mobile that represents a very new distribution channel for us, and one where we have a much more intimate relationship with that consumer because they have chosen to download the app; they're much more engaged; we're now a button on their screen and so that actually disintermediates search. So we like that trend.

Mark Mahaney - Citigroup - Analyst

Thank you, Jeremy; thank you, Rob.

Operator

Jason Helfstein, Oppenheimer & Company.

Jason Helfstein - Oppenheimer & Company - Analyst

Thanks, two questions. Can you give us a general sense of your expectation for market growth? I mean in the quarter clearly we are seeing no slowdown in your ability to add new markets. So maybe give us your sense of, do you expect the pace to continue as we move through the year?

Secondly, I think reviews grew about 600 basis points faster than unique growth in the quarter., while -- whereas that was about 300 basis points in the fourth quarter. Can you talk about things -- do you think you are driving that, or is it just coincidental, and if so what initiatives are you doing that's driving more reviews? Thanks.

Geoff Donaker - Yelp Inc. - COO

Hi, Jason. This is Geoff, and I'll try to address the first question and then maybe you could help us on the second question a little bit as well. So on the first question, you asked a little bit about new market growth. We did launch 11 new Yelp markets in the first quarter, bringing the total now I believe to 82.

And as to what do we see in the future, there are 180 markets in the US that have more than 250,000 people. We think about that as kind of a good benchmark for a city in which Yelp would be relevant. There are more than 1,000 of those markets in the world. And of course our long-term goal would be to bring Yelp to every one of those markets.

Short term, it's hard to give you an exact roadmap on what that is going to look like over the short term. But what I would say is we will continue to try to strike that Goldilocks balance of continuing to plant new seeds but not go so fast that we get out ahead of ourselves.

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Could you help repeat the second question a little bit? We were a little --

Jason Helfstein - Oppenheimer & Company - Analyst

So if I look in the quarter, reviews were up 59% year over year. Unique visitors were up 53%, so that was basically 6 points of faster review growth than UV growth. That is a higher rate than you put up in the fourth quarter, suggesting you were doing a better job getting users to write reviews. Can you just talk about what initiatives you are doing to drive that?

Geoff Donaker - Yelp Inc. - COO

You know, Jason, I appreciate you looking at that trend. That's not -- that ratio of sort of traffic growth to review growth over time we've seen those two things be relatively consistent, but on a short-term basis I think you run into some seasonality, where sometimes reviews grow faster in a period and then traffic growth will catch up a quarter or two later.

Back to Jeremy's earlier comment on the traffic side, about half of traffic does come in from unbranded search, and there presumably is some sort of a lag effect from kind of when new content hits the site to when we actually see the direct traffic growth. So I couldn't really comment on that -- much more on that relationship.

As to what we are doing to sort of drive content growth, primarily it really comes down to the community growth side of the equation. And that historically has always been about establishing new markets and then nurture the communities in those local markets for as long as we possibly can to try to establish a strong community that in turn creates this rich content.

Jason Helfstein - Oppenheimer & Company - Analyst

So just maybe one more follow-up. I mean you're not getting out claim business location, so we like to look at the ratio of active to claims, but can you talk generally about the kind of trends you're seeing there? Historically that trend has been improving as far as the ratio going up. Did we see a similar type of pattern in the first quarter?

Geoff Donaker - Yelp Inc. - COO

We did actually give out that number on claimed locations. That's the 700,000 that Rob mentioned there.

Jason Helfstein - Oppenheimer & Company - Analyst

Got it, okay.

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Rob Krolik - Yelp Inc. - CFO

And yes, it's up 84% year over year. Active local business accounts grew to 27,000, up about 117% year over year. I think the way we look at it is -- claimed local business is an interesting metric; it's something that we look at. I think obviously active local business accounts is something we look at more because that's specifically directed to people that are paying us each and every quarter. And I don't know that the relationship specifically is something that's all that important. I think the trend is great. And I think the way we look at it is there's 20 million businesses in the US; that is our fishing area. And so we would like all those businesses at some point to either claim their businesses or definitely potentially become an active local business account on Yelp. And that's -- we are just really in acquisition mode at this point.

Jason Helfstein - Oppenheimer & Company - Analyst

Great. Thank you for the color.

Operator

Ladies and gentlemen, this concludes the question-and-answer session for today's call. I would now like to hand the call over to management for closing remarks.

Rob Krolik - Yelp Inc. - CFO

Thanks for all for joining the call today. And we look forward to giving our Q2 update later this year. Thanks.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect.

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